NEUBERGER & BERMAN EQUITY FUNDS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


        The Series of Neuberger & Berman Equity Funds currently subject to this Agreement are as follows:

                                                     DATE MADE A PARTY
                SERIES                                  TO AGREEMENT
                ------                               -----------------

Neuberger & Berman Focus Fund                        August 2, 1993
Neuberger & Berman Genesis Fund                      August 2, 1993
Neuberger & Berman Guardian Fund                     August 2, 1993
Neuberger & Berman International Fund                November 1, 1995
Neuberger & Berman Manhattan Fund                    August 2, 1993
Neuberger & Berman Partners Fund                     August 2, 1993
Neuberger & Berman Socially Responsive Fund          March 16, 1994